Exhibit 10.2

BAYPEAK 6 ACQUISITION CORP.

June 30, 2010

To the persons and entities
listed on the signature page hereof:

Re: Warrant Investor Make Good

The persons and entities listed on the signature pages hereof are each either: (1) holders of outstanding warrants (the “Warrant Holders”) for the purchase of shares of the common stock, par value, $0.001 per share (the “Common Stock”) of BayPeak 6 Acquisition Corp., a Nevada corporation (the “Company”), that were issued to creditors and claimants of visitalk.com, Inc. in accordance with such company’s Chapter 11 reorganization plan (the “Plan Warrants”), pursuant to a Plan Warrant Agreement, effective as of the effective date of the Second Joint Plan of Reorganization of visitalk.com, Inc. and other Co-Proponents, dated June 22, 2004 (the “Warrant Agreement”); or (2) assignees of outstanding Plan Warrants (the “Assignees”) pursuant to a warrant contribution and assignment agreement, dated as of the date hereof, between an original holder and each such Assignee in form and content satisfactory to the Company (each, a “Warrant Transfer Agreement”). To induce the Warrant Holders to exercise their Plan Warrants and to induce the Assignees to enter into the Warrant Transfer Agreements and exercise their Plan Warrants, the Company and the Controlling Stockholder have agreed to certain terms and conditions for the benefit of the Warrant Holders and the Assignees (together, the “Investors”) and set forth in this side letter agreement (“Side Letter”). Any capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan Warrant Agreement. Notwithstanding the foregoing, the parties hereto acknowledge that multiple closings of exercises of Series C, D, E and F Plan Warrants by the Investors is contemplated by the Company and the date of consummation of the initial exercise of Series C, D, E and F Plan Warrants by the Investors is referred to herein as the “Closing” and the date of consummation of the final exercise of Series C, D, E and F Plan Warrants by the Investors is referred to herein as the “Final Closing”. The parties acknowledge that no additional Closings of exercises of Plan Warrants shall occur following exercise of Plan Warrants for an aggregate of Thirty Million United States Dollars ($30,000,000) or after termination of such Plan Warrants.

Accordingly, it is hereby agreed as follows:

1. Performance-Based Valuation Adjustment:

(a) The Company agrees that in the event that the Company fails to achieve at least Fifteen Million Five Hundred Thousand United States Dollars ($15,500,000) in consolidated net income (the “2009 Performance Threshold”) as set forth in the final audit for the Company’s consolidated group for the fiscal year ending June 30, 2009 (the “2009 Audit”), then the Company shall cause the controlling stockholder of the Company identified on the signature page hereof (the “Controlling Stockholder”) to deliver, and the Controlling Stockholders agree to deliver as of the date of the 2009 Audit, with stock powers executed in blank, to the Assignees as a group a number of shares of Common Stock equal to an aggregate of two percent (2%) (on a fully diluted basis) of the Company’s issued and outstanding Common Stock as of the date of delivery (the “2009 Make Good Shares”), such 2009 Make Good Shares to be divided among each Investor on a pro rata basis (based on the number of Warrant Shares to be issued to each Assignee upon exercise of the Plan Warrants contemplated hereby).

(b) If the Company’s consolidated net income per share on a fully diluted bases as of the Final Closing (including, without limitation, the Warrant Shares (as defined below) and the shares issuable upon exercise of Additional Warrants (as defined below)) for the fiscal year ending June 30, 2010, determined in accordance with U.S. GAAP (the “Actual 2010 EPS”), is not equal to or greater than: (1) Nineteen Million United States Dollars ($19,000,000), divided by (2) the number of shares of common stock of the company outstanding on a fully diluted basis (as described above) as of Final Closing (the “2010 EPS Threshold”), then the Controlling Stockholder of the Company identified on the signature page hereof (the “Controlling Stockholder”) shall deliver (or cause the Escrow Holder to deliver, as the case may be) as of the date of the final audit for the Company’s consolidated group for the fiscal year ending June 30, 2010 (the “2010 Audit”), with stock powers executed in blank, additional shares on a pro rata basis (the “2010 P/E Adjustment Shares”) to each Investor in an amount determined according to the following formula; provided that such number of shares shall be rounded to the next highest whole share:

Formula:	The 2010 P/E Adjustment Shares are equal to (A) the Aggregate Warrant Amount divided by the Adjusted Price, (B) minus the Warrant Shares.

OR

The 2010 P/E Adjustment Shares = (the Aggregate Price/the Adjusted Price) - the Warrant Shares

The following terms shall apply to sections 1(b) and 1(c):

i.	“Aggregate Warrant Amount” means the aggregate exercise price paid by the subject Investor upon exercise of its Plan Warrants reflected as an amount and not a dollar value.

ii.

“Adjusted Price” is equal to (1) the exercise price of the Series C, D, E and F Plan Warrants multiplied by the Actual 2010 EPS or Actual 2011 EPS, as the case may be (provided that, if Actual 2010 EPS or Actual 2011 EPS is $0.00 or less, then the Actual 2010 EPS or Actual 2011 EPS, as the case may be, for purposes of this definition shall be deemed to be $0.001); (2) divided by the 2010 EPS Threshold or 2011 EPS Threshold, respectively.

iii.	“Warrant Shares” means the number of shares of Common Stock issued to the subject Investor upon exercise of the Plan Warrant, prior to adjustment hereby.

For example, if the Actual 2010 EPS was $0.30 and the 2010 EPS Threshold, based on the number of fully diluted shares as of the Final Closing, was $0.45, and an Investor purchased 1,000,000 Warrant Shares, then the number of 2010 P/E Adjustment Shares to be transferred to such Investor pursuant to this Section 1(b) (and not including any shares issuable pursuant to Sections 1(a) and 1(c)) would be 500,299 shares, calculated as follows:

Adjusted Price	=	($2.51 X $0.30)/$0.45
	=	$1.673 (rounded to the nearest thousandth)

2,510,000 [the Aggregate Warrant Amount] divided by 1.673 [the lower Adjusted Price] - which is equal to 1,500,299 – minus 1,000,000 [the Warrant Shares] – which is equal to 500,299 shares.

(c) If the Company’s consolidated net income per share on a fully diluted bases as of the Final Closing (including, without limitation, the Warrant Shares (as defined below) and the shares issuable upon exercise of Additional Warrants (as defined below) during the period covered by the 2011 Audit (as defined below)) for the fiscal year ending June 30, 2011, determined in accordance with U.S. GAAP (the “Actual 2011 EPS”), is not equal to or greater than: (1) Twenty Seven Million United States Dollars ($27,000,000), divided by (2) the number of shares of common stock of the company outstanding on a fully diluted basis (as described above), as of Final Closing (the “2011 EPS Threshold”), then the Controlling Stockholder shall deliver (or cause the Escrow Holder to deliver, as the case may be) as of the date of the final audit for the Company’s consolidated group for the fiscal year ending June 30, 2011 (the “2011 Audit”), with stock powers executed in blank, additional shares, on a pro rata basis (the “2011 P/E Adjustment Shares”) to each Investor in an amount determined according to the following formula; provided that such number of shares shall be rounded to the next highest whole share:

Formula:	The 2011 P/E Adjustment Shares are equal to (A) the Aggregate Warrant Amount divided by the Adjusted Price, (B) minus the Warrant Shares.

OR

The 2011 P/E Adjustment Shares = (the Aggregate Price/the Adjusted Price) - the Warrant Shares

(d) The obligations to deliver shares pursuant to Sections 1(a)-(c) are separate and distinct and issuance of shares pursuant to any of Sections 1(a)-(c) shall not reduce the number of shares issuable pursuant to any other section. Notwithstanding the foregoing, the maximum aggregate number of shares that the Controlling Stockholder shall be required to deliver to the Investors pursuant to any of Sections 1(a)-(c) shall be 10,000,000 shares (as adjusted for later stock splits, stock dividends, reclassifications and the like), with such 10,000,000 shares to be distributed to each of the Investors in proportion to each such Investor’s initial pro rata amount of Warrant Shares.

(e) In addition, any securities issued by the Company in a public offering registered with the Securities and Exchange Commission resulting in net proceeds not in excess of $30 million and at an effective price per share of Common Stock representing a post-financing valuation of the issued and outstanding shares of Common Stock of the Company of at least $180 million shall not be included in the calculation of the Actual 2010 EPS.

(f) If the 2009 Make Good Shares, 2010 P/E Adjustment Shares or 2011 P/E Adjustment Shares are not delivered as of the date of the 2009 Audit, 2010 Audit or 2011 Audit, as the case may be, and the Investors do not otherwise consent in writing, the actual 2009 net income, Actual 2010 EPS or Actual 2011 EPS, as the case may be, shall be finally and conclusively determined by an independent auditor acceptable to the Investors within 30 days of the subject audit and, if required, the 2009 Make Good Shares, 2010 P/E Adjustment Shares and 2011 P/E Adjustment Shares (the number of which, to be determined as of the date of delivery) shall be delivered within 15 calendar days of final determination of the actual 2009 net income, Actual 2010 EPS and Actual 2011 EPS, as the case may be, by such selected auditor. The Company agrees to finalize each of the 2009 Audit, 2010 Audit and 2011 Audit and provide the Investors with a copy such audit reports, which shall be prepared in accordance with GAAP, on or before June 30, 2010, October 1, 2010 and October 1, 2011, respectively. The costs and expenses of any auditor calculating the 2010 P/E Adjustment Shares, 2011 P/E Adjustment Shares, actual 2009 net income, Actual 2010 EPS and Actual 2011 EPS shall be borne by the Company.

(g) Notwithstanding the foregoing or anything else to the contrary herein, the Investors agree that for purposes of determining whether or not the 2009 Performance Threshold, 2010 EPS Threshold and 2011 EPS Threshold has been achieved, and the amount of the actual 2009 net income, Actual 2010 EPS and Actual 2011 EPS (i) the release of the 2009 Make Good Shares, 2010 P/E Adjustment Shares and 2011 P/E Adjustment Shares to the Investors as a result of the operation of paragraphs 1(a)-(c) hereof, and any other one-time, extraordinary or non-recurring item of income or expense recognized in the 2009 Audit, 2010 Audit and 2011 Audit shall not be taken into account when determining the applicable actual 2009 net income, Actual 2010 EPS and Actual 2011 EPS even though GAAP may require contrary treatment, and (ii) the expenses related to the valuation from period to period of the shares underlying the Plan Warrants shall not be deemed to be an expense, charge, or other deduction from revenues even though GAAP may require contrary treatment.

(h) The Controlling Stockholder hereby agrees to deposit into a custodian account at a bank or an escrow account at a transfer agent or law firm chosen by the Controlling Stockholder and reasonably acceptable to the Investors (the “Escrow Holder”), immediately prior to the effective date and time of the Warrant Transfer Agreements, an aggregate of 10,000,000 shares of the Company’s currently issued and outstanding Common Stock (together with any additional securities or assets issued or distributed with respect to such shares pursuant to stock splits, dividends reclassifications or the like), as security for the Controlling Stockholder’s performance under Sections 1 and 2 hereof, and shall continuously maintain such shares in such custodian account until final resolution of the 2009 Make Good Shares, 2010 P/E Adjustment Shares and the 2011 P/E Adjustment Shares and satisfaction of the conditions set forth in Section 2. The Controlling Stockholder shall execute and deliver such documents or instruments, including but not limited to an escrow agreement and escrow instructions, reasonably requested by the Escrow Holder and reasonably acceptable to the Controlling Stockholder; provided, that the provisions of the escrow instructions regarding release of the shares from the escrow must be approved by and shall be reasonably acceptable to the Investors, and provided further that if the 2009 Performance Threshold, 2010 EPS Threshold and 2011 EPS Threshold are met and the other requirements of Section 2 hereof are met, then Investors will timely authorize the Escrow Agent to release the escrow shares to the Controlling Stockholder. Subject to Section 1(d) above, the shares deposited in the escrow hereby shall act as a security account for the Controlling Stockholder’s obligations created in Sections 1 and 2, but in no way shall limit the number of shares issuable to the Investors pursuant to Sections 1 and 2. If the shares in the escrow are not sufficient to satisfy the obligations of the Controlling Stockholder set forth in Sections 1 and 2 hereof, the Controlling Stockholder shall promptly assign such additional shares as are necessary to satisfy such obligations.

(i) Notwithstanding the foregoing, if before December 31, 2010 the Company has become listed on the NYSE, NYSE-Amex or NASDAQ and either (1) shall have completed an initial public offering resulting in a minimum market capitalization of at least $250 million, or (2) traded on any such market for at least five (5) consecutive trading days at a closing price resulting in a minimum market capitalization of at least $250 million, then no additional shares shall be issuable under Sections 1 and 2 above and shares in the custodial/escrow account pursuant to Section 1(g) shall be released to the Controlling Stockholder.

2. Public Company Status; CFO and Auditors.

(a) The Company hereby agrees that it shall become a “reporting company” within the meaning of Rule 144 under the Securities Act of 1933, as amended, and, within one hundred eighty (180) days following the Closing, shall (i) file a registration statement with respect to its Common Stock on Form 10 with the U.S. Securities and Exchange Commission (the “SEC”) and (ii) upon the automatic effectiveness of such registration statement, shall continuously comply with the periodic reporting obligations of a Company registered under Rule 12(g) of the Exchange Act for a period of twelve (12) months thereafter, such that the Warrant Shares held by the Investors may be transferred without limitation or restriction pursuant to Rule 144.

(b) Within twelve (12) months of the Closing, the Company shall cause its Common Stock to be listed on the Nasdaq Stock Market, the NYSE Amex or the New York Stock Exchange (each, a “Listing”).

(c) Within ninety (90) days after the Closing, the Company shall (1) retain for an initial term of at least one year a bi-lingual (English and Mandarin) Chief Financial Officer (“CFO”) who has appropriate experience with U.S. public companies and U.S. GAAP and (2) engage a new auditing firm that has appropriate experience and licenses to provide services to a U.S. public company. The retention of such CFO and the engagement of new auditors shall be subject to the approval of Bay Peak LLC, which approval shall not be unreasonably withheld.

(d) In the event that the Company fails to perform in strict accordance with Sections 2(a), (b) and (c), the Controlling Stockholder hereby agrees that he shall immediately issue and deliver to each Investor, on a pro rata basis (based on the number of Warrant Shares issued upon exercise of the Plan Warrants contemplated hereby), as partial liquidated damages and not as a penalty, shares of Common Stock equal to an aggregate of two percent (2%) (on a fully diluted basis) of the Company’s issued and outstanding Common Stock as of the date of issuance; provided, that if any delay in the Listing is primarily caused by any action or omission by the Company, or any of its officers and directors, prior to the closing of that certain share exchange agreement, dated November 30, 2009, among the Company, the sole stockholder of Asia Leechdom Holding Corp., and certain other parties signatory thereto (the “Share Exchange Agreement”), then no such liquidated damages shall be due or payable. Notwithstanding the foregoing, the number of shareholders or round lot holders of the Company immediately prior to the reverse merger shall not be the basis for the avoidance of the payment of liquidated damages hereby.

3. Escrow of Proceeds. Each of the Investors and the Company hereby agrees that, notwithstanding anything to the contrary in the Warrant Agreement (including Section 4.4) and in any notice of warrant termination or redemption of Plan Warrants, as the case may be, with respect to the Series C, D, E and F Plan Warrants, the Company and each Investor will deposit all funds due and payable upon the exercise of the Plan Warrants (the “Warrant Proceeds”) directly in an escrow account established by Pillsbury, Winthrop Shaw Pittman LLP, counsel to the Company. The Company acknowledges and agrees that the Warrant Proceeds will be forwarded to the Company, after the deduction of certain expenses agreed in connection with the transactions contemplated hereby by the Company and the Company; provided, that the Investors will be credited with Shares equal to the number of Plan Warrants exercised by the Investors. The Company hereby waives the requirements of Section 4.4 of the Warrant Agreement with respect to the Investors. This escrow will terminate upon the earlier of (i) the Final Closing or (ii) return of the escrowed funds to the Investors.

4. Additional Warrants. Upon exercise of the Plan Warrants and unless otherwise agreed by such Investor, the Company shall also issue a five-year warrant (each an “Additional Warrant”) to purchase an aggregate of twenty percent (20%) of the number of Warrant Shares issued to the undersigned Investor, at a per share exercise price equal to $2.51 per share with such Additional Warrant to be issued and divided between the undersigned Investor (20%) and The Aviary, LLC (80%). Such Additional Warrants and the shares of Common Stock issuable upon exercise thereof are being issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and will be “restricted securities.” The form of Additional Warrant is attached hereto as Exhibit A.

5. Independent Investment Decision. Each of the Investors agrees that it has independently evaluated the merits of its decision to enter into the Warrant Transfer Agreement and confirms that it has not relied on the business or legal advice of the Company or any of its agents, counsel or affiliates in making its investment decision hereunder, and confirms that none of such persons has made any representations or warranties to the Investors in connection with the transactions contemplated by the Warrant Transfer Agreement and this Side Letter.

6. Right Of First Refusal.

(a) Notwithstanding anything to the contrary in this Side Letter and in any of the other documents contemplated by the Share Exchange Agreement, and except with respect to certain exempt issuances set forth in Section 8 below, until the later of (i) full compliance with Section 2(a) hereof or (ii) a Listing, if the Company proposes to sell, issue, or transfer to any person any debt or equity securities in the Company (“Additional Securities”) in one or more related transactions, then the Company shall promptly give written notice (the “Notice”) to the Investors at least twenty (20) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the Additional Securities to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address and relationship, if any, to the Controlling Stockholder of each prospective purchaser or transferee.

(b) Each of the Investors shall have the right, exercisable within fifteen (15) days after receipt of the such notice, to purchase all or any part of its pro rata share of the Additional Securities on the same terms and conditions set forth in such Notice, under the rules and procedures set forth in Section 5(c) hereof.

(c) If any Investor fails to elect to fully participate in such purchase pursuant to this Section 5, the Company shall give notice of such failure to the Investors who did so elect to participate (the “Participants”). The Participants shall have five (5) days from the date such second notice is delivered to agree (which may be done by telephone and subsequently confirmed in writing) to purchase all or any part of their pro rata share of the unsold portion of the Additional Securities; provided, however, that if any Participant fails to purchase its full pro rata share of the unsold portion of the Additional Securities any other Participant may purchase such Participant’s pro rata share of the unsold portion. For purposes of this Section 6, an Investor’s or Participant’s pro rata share shall be the ratio of (x) the number of shares of Common Stock held by such Investor or Participant at the time of determination to (y) the total number of shares of Common Stock held by the Investors or Participants at such time.

(d) If the Investors do not exercise the right of first refusal as to all of the Additional Securities, then, subject to Section 6 below, the Company shall have a period of sixty (60) days to complete the proposed sale of any Additional Securities not so purchased on substantially the same terms and conditions as set forth in the initial Notice to the Investors. If such sale is not completed in such time frame, the unpurchased Additional Securities shall again become subject to the provisions of this Section 6. The Company may not complete the proposed sale prior to the full and final expiration of the time periods for exercise of the rights of first refusal granted under this Section 6, and in any case must comply with the provisions of Section 7 hereof in connection with completing such sale.

(e) The purchase of the Additional Securities shall take place within fifteen (15) days of Participants’ election to purchase the Additional Securities pursuant hereto, or at such other time as mutually agreed to by the Company and the Participants.

(f) The exercise or non exercise of the rights of Investors hereunder to purchase one or more sales of Additional Securities made by the Company shall not adversely affect their rights to purchase subsequent sales of Additional Securities pursuant to this Section 6.

7. Tag-Along Rights.

(a) Except with respect to certain exempt issuances set forth in Section 8 below, if the proposed sale or transfer of Additional Securities involves the sale or transfer of Common Stock or other equity interests of the Company, and if the Investors do not exercise or waive their right of first refusal, with respect to a proposed sale or transfer by the Company, to purchase their pro rata share of the Additional Securities pursuant to Section 6, then the Company shall promptly give a second written notice (the “Co-Sale Notice”) to each of the Investors at least twenty (20) days prior to the closing of such sale or transfer. The Co-Sale Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the Additional Securities to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address and relationship, if any, to the Controlling Stockholder of each prospective purchaser or transferee.

(b) Each Investor shall have the right, exercisable upon written notice to the Company within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such sale of Additional Securities on the same terms and conditions. To the extent one or more of the Investors exercise such right of participation (a “Co-Sale Participant”) in accordance with the terms and conditions set forth below, the Additional Securities that the Company may sell in the transaction shall be correspondingly reduced.

(c) Each Co-Sale Participant may sell all or any part of its pro rata share of the Additional Securities equal to the product obtained by multiplying (i) the aggregate number of shares covered by the Co-Sale Notice by (ii) a fraction, (A) the numerator of which is the number of shares of Common Stock owned by the Investor and (B) the denominator of which is the total number of outstanding shares of Common Stock owned by all Investors at the time of such Notice.

(d) Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Company for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock or other equity interests which such Co-Sale Participant elects to sell.

(e) The stock certificate or certificates that the Co-Sale Participant delivers to the Company pursuant to Section 7(d) hereof shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock or other equity interests pursuant to the terms and conditions specified in the Notice, and the Company shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of Co-Sale hereunder, the Company shall not sell or transfer to such prospective purchaser or purchasers any Common Stock or other equity interests unless and until, simultaneously with such sale, the Company shall purchase such shares or other securities from such Co-Sale Participant on substantially the same terms as originally provided in the Co-Sale Notice.

(f) The exercise or non exercise of the rights of the Co-Sale Participants hereunder to participate in one or more sales or issuances of Common Stock or other equity interests made by the Company shall not adversely affect their rights to participate in subsequent sales pursuant to this Section

(g) The proceeds of any transfer made by the Company without compliance with the provisions of this Section 7 shall be deemed to be held in constructive trust in such amount as would have been due the Co-Sale Participants if the Company had complied with this Agreement.

8. Exempt Issuances. Notwithstanding anything to the contrary in this Side Letter, the rights in Sections 6 and 7 hereof shall not apply to (i) the issuances of Warrant Shares, Warrants and Common Stock underlying the Warrants issuable in connection with this Side Letter and the Share Exchange Agreement; (ii) issuances of the Company’s securities in connection with a public offering; (iii) any pledge of Common Stock or other equity interest in the Company made pursuant to a bona fide loan transaction that creates a mere security interest; (iv) any bona fide gift; (v) the issuance by the Company of up to 500,000 shares of Common Stock pursuant to a stock incentive or option plan approved by the board of directors of the Company or an authorized committee thereof; or (vi) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds.

9. Prohibited Transfers.

(a) In the event the Company should sell any Common Stock in contravention of Sections 6 or 7 of this Side Letter (a “Prohibited Transfer”), each Investor, in addition to such other remedies as may be available at law, in equity, or hereunder, shall have the put option provided below, and the Company shall be bound by the applicable provisions of such option.

(b) In the event of a Prohibited Transfer, each Investor shall have the right to sell to the Company, and the Company agrees to purchase, the type and number of shares of Common Stock equal to the number of shares each Investor would have been entitled to transfer to the purchaser had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

i.	The price per share at which the shares are to be sold to the Company shall be equal to the price per share paid by the purchaser to the Company in the Prohibited Transfer. The Company shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights hereunder.

ii.	Within ninety (90) days after the later of the dates on which the Investor (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Investor shall, if exercising the option created hereby, deliver to the Company the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

iii.	The Company shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor, pursuant to this Section 9(b), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 9(b)(i) hereof, in cash or by other means acceptable to the Investor.

iv.	Notwithstanding the foregoing, any attempt by the Company to transfer Common Stock or any other equity interest in the Company in violation of Sections 6 and 7 hereof shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the holders of a majority of the outstanding Warrant Shares issued to the Investors.

10. Registration Rights.

(a) The Investors shall be entitled to “piggyback” on a registration by the Company for an offering of any securities of the Company (“Shares”) for cash (including, but not limited to, registration statements relating to secondary offerings of Shares, but excluding an offering relating solely to an employee benefit plan) with respect to the shares issuable pursuant to Sections 1 and 2 hereof. If the proposed offering upon which an Investor exercises such Investor’s piggyback rights shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Company and such Investor in writing that, in their reasonable opinion, the inclusion of all of such Investor’s Common Stock proposed to be sold in such offering would adversely and materially affect the success of the offering, the Shares that shall be included in such offering shall be allocated first to the Company and then pro rata to such Investors that have exercised piggyback rights with respect to the offering; provided that, with respect to any Public Offering other than the IPO, in no event shall any Common Stock requested to be registered by such Investors be reduced to less than twenty-five percent (25%) of such offering.

(b) If underwriters are engaged in connection with any registration referred to in this Section 10, the Company shall provide indemnification, representations, covenants, opinions, and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each Investor participating in such registration, its officers, directors, and affiliates and any agent thereof (collectively, “Indemnified Persons”), against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs, and expenses (including interest, penalties, and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 10 as a “Claim” and in the plural as “Claims”) based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Shares were registered under the Securities Act or any state securities or blue sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Company is required to keep the registration statement current), or arising out of, based upon, or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Company shall not be liable to any Indemnified Person to the extent that any such Claim arises out of, is based upon, or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary, or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(c) Any request to register Shares pursuant to this Section 10 shall (a) specify the shares of Common Stock intended to be offered and sold by the Investor making the request, and (b) contain the undertaking of such Investor to provide all such information and materials and take all action as may be required in order to permit the Company to comply with all applicable requirements in connection with the registration of such Shares.

(d) All expenses incurred in connection with registrations, filings, or qualifications pursuant to this Section 10, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the Investors, shall be borne and paid by the Company.

11. Board Composition. Each of the Controlling Stockholder, Bay Peak LLC, and the Company agrees that until the first anniversary of the Closing, Bay Peak LLC shall have the right to nominate one (1) member of the board of directors of the Company (the “Bay Peak Nominee”). The Bay Peak Nominee shall be appointed to the board of directors of the Company at the Closing, and the Controlling Stockholder shall vote affirmatively for such Bay Peak Nominee and shall not act to remove or replace such director during the period set forth in the preceding sentence, unless such removal shall be “for cause” as defined in the charter documents of the Company (provided that, in the event of a removal “for cause” Bay Peak LLC shall be entitled to nominate a replacement member of the Company’s board of directors). Notwithstanding the other transfer restrictions described herein, none of the Controlling Stockholder shall sell, assign, or otherwise transfer his/its Common Stock in the Company, unless the transferee agrees to the obligations of such Controlling Stockholder transferor set forth in this Side Letter.

12. Approval by Bay Peak Nominee. Until the Company has successfully qualified its common stock for trading on a recognized U.S. stock exchange or the Over-the-Counter Bulletin Board, the parties agree that the Company shall not issue any new securities or other equity interests in the Company without the consent of the Bay Peak Nominee.

13. Multiple Closings. The Company and the Controlling Shareholder hereby agree that the Closing shall occur concurrently with the consummation of the transactions contemplated by the Share Exchange Agreement and that one or more additional Closings may occur thereafter. Accordingly, the Company and the Controlling Shareholder hereby agree that at the Closing, the Controlling Shareholder shall be issued shares equal to 61.0% of all the issued and outstanding common stock of the Company immediately following consummation of the transactions contemplated by the Share Exchange Agreement (i.e., as if holders of Plan Warrants had exercised such warrants for $30 million). At the Final Closing, if any, the Company shall issue such additional shares of common stock to the Controlling Shareholder as is necessary to comply with the provisions of Section 1.2 of the Share Exchange Agreement in the event that holders of Plan Warrants fail to exercises such warrants for $30 million. In the event of conflict between the terms hereof and the terms of the Share Exchange Agreement, the terms hereof shall prevail.

14. Miscellaneous.

(a) The Controlling Stockholder makes and affirms for the benefit of the Investors, as of the time immediately following execution of the Share Exchange Agreement, all representations and warranties made by the Controlling Stockholder and the ALH Parties in the Share Exchange Agreement (whether or not such are made before or after the date of this Side Letter). The parties hereto agree that the Investors shall, as against the Controlling Stockholder, be entitled to rely upon the representations and warranties of the Controlling Stockholder and the ALH Parties in the Share Exchange Agreement as if all such representations and warranties had been set forth in this Side Letter as representations and warranties of the Controlling Stockholder.

(b) This Side Letter may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Company and the Investors. No waiver of any of the provisions or conditions hereof or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. This Side Letter is intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions herein are intended to be, nor shall they be construed to be, for the benefit of any third person. This Side Letter shall be binding upon and inure to the benefit of each party’s respective successors, heirs and permitted assigns, and the rights and obligations of the parties hereunder may not be assigned without the written consent of all parties hereto. The Company hereby agrees and acknowledges that it shall serve as the Warrant Agent for purposes of the Plan Warrant Agreement, the Warrant Transfer Agreement and this Side Letter.

(c) All notices, communications and instructions required or desired to be given under this Side Letter must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier to the address provided for each party in the signature page hereto (or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above), with a copy to: Pillsbury Winthrop Shaw Pittman LLP, 50 Fremont Street, San Francisco, CA 94105-2228, Attn.: Scott C. Kline, Esq., Tel. No. (415) 983-1523, Facsimile (415) 983-1200, Email: scott.kline@pillsburylaw.com.

(d) This Side Letter shall be governed by and construed in accordance with the internal laws of the State of Nevada applicable to agreements made and to be performed entirely within the State of Nevada, without regard to the conflicts of law principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Side Letter may be brought against any of the parties in the courts of the State of Nevada, County of Clark, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(e) In the event that any dispute among the parties to this Side Letter should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs, and expenses of enforcing any right of such prevailing party under or with respect to this Side Letter, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs, and expenses of appeals.

(f) This Side Letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Side Letter, together with the separate written agreements referenced herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.

[Remainder of Page Left Blank Intentionally]

If this Side Letter correctly states your understanding of our agreement, please indicate your consent and approval by executing in the blank provided for your signature below.

Very truly yours,

BAYPEAK 6 ACQUISITION CORP.

By: ______________________________
Name: Xuecheng Xia
Title: Chief Executive Officer

Address for Notice:
Asia Leechdom Holding Corp.
45 Old Millstone Dr., Unit 6
East Windsor, NJ 08520

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street NW
Washington, DC 20037
Attn: Dawn Bernd-Schulz

CONTROLLING STOCKHOLDER:

____
Chenghai Du

Address for Notice:
c/o Asia Leechdom Holding Corp.
45 Old Millstone Dr., Unit 6
East Windsor, NJ 08520

[*Signature Page to Side Letter re Warrant Transfer*]

This Side Letter Agreement agreed to and accepted this ___ day of _____________, 2010:

INVESTORS:

[INSERT ENTITY NAME]

By:_____________________________
Name:___________________________
Title:____________________________

Address for Notice:

By:_____________________________
Name:___________________________
Title:____________________________

EXHIBIT A

FORM OF WARRANT

NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR ANY SECURITY THAT MAY BE ISSUED UPON THE EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER ANY SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS.

Right to Purchase up to ______________________Shares of Common Stock of

BAY PEAK 6 ACQUISITION CORP.
(subject to adjustment as provided herein)

COMMON STOCK PURCHASE WARRANT

No. [___]	Issue Date:_____________, 2010

Bay Peak 6 Acquisition Corp. (the “Company”), hereby certifies that, for value received, _______________________, or its assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the date hereof (“Exercise Date”) and at any time or from time to time before 5:00 p.m., New York time, through the close of business on the date that is five years from the Issue Date set forth above (the “Expiration Date”), up to _______________________(_________) fully paid and nonassessable shares of common stock (“Common Stock”), at an exercise price of $2.51 per share (“Exercise Price”). The number and character of such shares of Common Stock and the Exercise Price per share are subject to adjustment as provided herein.

1. Exercise of Warrant.

1.1. Number of Shares Issuable upon Exercise. From and after the Exercise Date through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original or fax copy of a duly executed exercise notice in the form attached hereto as Exhibit A (the “Exercise Notice”) and payment of the aggregate Exercise Price of the shares thereby purchased in accordance with Section 2.1 hereof, up to that number of shares of Common Stock referred to above, subject to adjustment pursuant to Section 4 and subject to the Company having sufficient authorized shares of Common Stock, provided, however, within 5 Trading Days of the date said Exercise Notice is delivered to the Company, the Holder shall have surrendered this Warrant to the Company.

2. Procedure for Exercise.

2.1. Delivery of Stock Certificates, Etc., on Exercise. The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which the Exercise Notice is delivered to the Company and payment is made for such shares in accordance herewith. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within five (5) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid, and nonassessable shares of Common Stock to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value (as hereinafter defined) of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise. The “Fair Market Value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean (a) if the Common Stock is then listed or quoted on a national trading market, the volume weighted average price of the Common Stock for the 20 trading days preceding such Determination Date, (b) if the Common Stock is not then listed or quoted on a national trading market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for the 20 trading days preceding such Determination Date on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average bid price per share of the Common Stock for the 20 trading days preceding such Determination Date as so reported, or (d) in all other cases, the value of the Common Stock as determined in good faith by the Company’s board of directors.

2.2. Exercise. Payment may be made either by wire transfer or cashier’s check drawn on a United States bank check payable to the order of the Company equal to the applicable aggregate Exercise Price for the number of Common Shares specified in such Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock determined as provided herein.

3. Effect of Reorganization, Etc.; Adjustment of Exercise Price.

3.1. Reorganization, Consolidation, Merger, Etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

3.2. Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 3.1. In the event this Warrant does not continue in full force and effect after the consummation of the transactions described in this Section 3, then the Company’s securities and property (including cash, where applicable) receivable by the Holder will be delivered to the Holder.

4. Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock or any preferred stock issued by the Company (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of shares of Common Stock that the Holder shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise (taking into account the provisions of this Section 4).

5. Pro Rata Distributions. If the Company, at any time prior to the Expiration Date, shall distribute to all holders of Common Stock (and not to Holders of the Warrants) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Fair Market Value determined as of the record date mentioned above, and of which the numerator shall be such Fair Market Value on such record date less the then per share Fair Market Value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the board of directors of the Company in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

6. Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock issuable on the exercise of this Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder and any Warrant agent of the Company (appointed pursuant to Section 11 hereof).

7. Registration Rights. The Holder of this Warrant shall have the registration rights set forth in the letter agreement by and among the Company and the other parties thereto dated March 30, 2010.

8. Status of Stock Issuable on Exercise of Warrant. The Company represents that all shares of Common Stock which may be issued upon the exercise of this Warrant will, when issued and paid for in accordance with the terms of this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than restrictions imposed by the applicable laws and taxes in respect of any transfer occurring contemporaneously with such issue).

9. Assignment; Exchange of Warrant. Subject to compliance with any applicable securities laws and the conditions set forth in any restrictive legend appearing on the face hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto as Exhibit B duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

10. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

11. Warrant Agent. The Company may, by written notice to the each Holder of the Warrant, appoint an agent for the purpose of issuing Common Stock on the exercise of this Warrant pursuant to Section 1, and replacing this Warrant pursuant to Section 10, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

12. Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

13. No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.

14. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

15. Notices, Etc. All notices and other communications from the Company to the Holder shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder who has so furnished an address to the Company.

16. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION BROUGHT CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF NEW YORK OR IN THE FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE HOLDER MAY CHOOSE TO WAIVE THIS PROVISION AND BRING AN ACTION OUTSIDE THE STATE OF NEW YORK. The individuals executing this Warrant on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof. The Company acknowledges that legal counsel participated in the preparation of this Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved agains tthe drafting party shall not be applied in the interpretation of this Warrant to favor any party against the other party.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

BAYPEAK 6 ACQUISITION CORP.

By: ____________________________
Name: Xuecheng Xia
Title: Chief Executive Officer

Exhibit A to Warrant

FORM OF SUBSCRIPTION
(To Be Signed Only On Exercise Of Warrant)

TO: Bay Peak 6 Acquisition Corp.
Attention:     Chief Financial Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant hereby irrevocably elects to purchase _______shares of Common Stock covered by such Warrant and remits $______________________by wire transfer or cashier’s check drawn on a United States bank check payable to the order of the Company.

The undersigned is an “accredited investor” as defined in Regulation D, as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock shall be made pursuant to registration of the Common Stock under the Securities Act or pursuant to an exemption from registration under the Securities Act.

Dated: _______________________________

__________________________________________________________________
(Signature must conform to name of holder as specified on the face of the Warrant)

Address: _______________________________

                _______________________________

Exhibit B to Warrant

FORM OF ASSIGNMENT

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

BOAI – Ground Floor Holdings, L.P., whose address is

8090 N. 85th Way, Suite 101, Scottsdale, AZ 85258.

______________________________________________________________________

Dated: ______________, _______

Holder’s Signature: ______________________________

Holder’s Address:  ______________________________

                                  ______________________________

Signature Guaranteed:______________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.